Letter Agreement

April 24, 2012

Ms. Sandra Cavanaugh

President and Chief Executive Officer

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, Washington 98101

Re:	Amended and Restated Administrative Agreement - Section 6.A Compensation of the Manager

This letter agreement, to be effective July 1, 2012, amends the Amended and Restated Administrative Agreement, dated January 1, 2008, between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC” or the “Manager”), as amended (the “Agreement”). Effective July 1, 2012, RIC and RFSC desire to amend and restate Section 6.A of the Agreement as follows:

6. Compensation of the Manager.

A.

As consideration for the Manager’s services to the Sub-Trusts, the Manager shall receive from each of the Sub-Trusts, except the LifePoints Funds Target Date Series 2015 Strategy, 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, 2055 Strategy and In Retirement Funds (the “Target Date Funds”), an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee on each day and payable monthly. The applicable management fee will be based upon Russell Investment Company average daily net assets (not individual Sub-Trust daily net assets), excluding the Target Date Funds, whereby each tier of Russell Investment Company average daily net assets has a different basis point fee as set forth below.

Fee Schedule

Russell Investment Company Tiers of Average Daily Net Assets* (in billions of USD)	Fee in Basis Points
First $25 ($0 to $25)	5.00
Next $10 (>$25 to $35)	4.75
Next $10 (>$35 to $45)	4.50
Next $10 (>$45 to $55)	4.00
Greater than $55	3.50

*	Excluding Target Date Funds average daily net assets

As consideration for the Manager’s services to the Target Date Funds, the Manager shall receive from each of the Target Date Funds an annual management fee of 0.00% of the average daily net assets of each such Sub-Trust.

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL FUND SERVICES COMPANY

By:
Sandra Cavanaugh
President and Chief Executive Officer